EXHIBIT 4.3

COINSHARES PLC

2026 EQUITY INCENTIVE PLAN – FRENCH SUB-PLAN

FREE SHARE AWARD SCHEME RULES

RECITALS

(A)
Capitalised terms used but not defined in these Recitals or in these Scheme Rules shall have the meanings ascribed to them in the Plan (as defined below).
(B)
CoinShares PLC (the "Company") is a public company limited by shares organised under the laws of Jersey. On August 21, 2026, the board of the Company (the “Board”) has adopted the CoinShares PLC 2026 Equity Incentive Plan, [authorised by the shareholders’ general meeting of the Company on September 15, 2026 (the "Plan") which, among other things, permits the grant of Restricted Stock Units pursuant to Section 9 of the Plan].
(C)
In order to comply with the laws of France and to qualify for the favourable tax and social security treatment applicable to shares granted for no consideration (actions gratuites) under Sections L. 225-197-1 to L. 225-197-5 and L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended, the Administrator has adopted this French Sub-Plan (the "French Sub-Plan" or "Scheme Rules") as a sub-plan to the Plan, in accordance with and subject to the terms and conditions of the Plan.
(D)
This French Sub-Plan is intended to govern exclusively the grant of free shares (actions gratuites) to eligible employees and/or corporate officers (mandataires sociaux) of any of the Company’s direct or indirect French subsidiaries or French branches (together, the "French Entities"), in accordance with and subject to the French Commercial Code.
(E)
The Board, on August 21, 2026, resolved to grant to certain Beneficiaries a total number Shares constituting on issue no more than the lower of 15% or such lower percentage cap as may apply by operation of applicable law or regulation of the issued share capital of the Company, in accordance with and subject to articles L. 225-197-1 to L. 225-197-5 and L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended, and the conditions specified in these Scheme Rules.
(F)
The Beneficiaries shall only have title to the Shares Awarded Under Condition at the time of their Final Award and subject to meeting the Continuous Presence Condition. During the Vesting Period and until their Final Award, the Beneficiaries shall not have title to the Shares Awarded Under Condition.
(G)
The free share award scheme constituted and governed by these Scheme Rules as amended from time to time (the "Scheme") is reserved for, and limited to, the Beneficiaries specifically designated by the Administrator and therefore any award made pursuant to this French Sub-Plan does not constitute an offer of financial instruments to the public.

(H)
None of the provisions of these Scheme Rules is a constituent element of any of the Beneficiaries' employment contracts. The rights and obligations arising out of the employment relationship between any of the Beneficiaries and any French Entity shall in no way be affected by these Scheme Rules, which are and shall be deemed to be entirely separate. Participation in this French Sub-Plan shall not confer any right on any Beneficiary regarding continuation of the employment relationship.
(I)
Neither this French Sub-Plan nor any decision of the Administrator to grant an award of Shares Awarded Under Condition shall confer on the Beneficiaries the right to be awarded free Shares in any subsequent award or period.
(J)
This French Sub-Plan shall be deemed to be part of the Plan and forms an appendix to the Plan and save as otherwise expressly provided herein shall be subject to and construed in accordance with the terms and conditions of the Plan. In the event of any conflict between the provisions of this French Sub-Plan and the provisions of the Plan, the provisions of this French Sub-Plan shall prevail to the extent necessary to comply with its terms and/or the requirements of French law applicable to free share awards (actions gratuites) and to preserve, in so far as permissible by applicable law, any favourable French tax and/or social security or other treatment under applicable law. Subject as expressly set out herein, for all other purposes, the provisions of the Plan shall apply.
(K)
Awards under the Plan as amended by the French Sub-Plan (in accordance with and subject to the terms hereof) may only be authorised by a general meeting of the shareholders of the Company meeting for a maximum duration of 38 months from the date of that shareholders’ general meeting, which is one of the main conditions for Awards under the Plan to qualify for the benefit of the French tax and social contributions regime. Therefore, the authorisation must be renewed on or before the expiry of a 38-month period from the date of initial authorisation a general meeting of the shareholders =of the Company.
(L)
The Company must, in operating the French Sub-Plan, take into account the French Labour Law requirement of equal treatment for employees under the same circumstances (same seniority, same length of service, hierarchical level, paygrade, etc) including, but not limited to, when establishing the list of Conditional Award Beneficiaries or the categories of Conditional Award Beneficiaries. The Company shall ensure, or shall procure that, the requirements set by the French Labour Code, in particular those relating to the disclosure of the list of Conditional Award Beneficiaries to social security authorities shall be met. Last but not least, any Conditional Award under the French Sub-Plan shall not be subject to termination for Cause, as such clauses constitute monetary sanctions that are prohibited by French Labour case law.
1.
DEFINITIONS

The terms and expressions set out below shall have the following meanings in these Scheme Rules. All capitalised terms not defined herein shall have the meanings ascribed to them in the Plan:

"Administrator" shall have the meaning ascribed thereto in Section 2(a) of the Plan.

"Awarded Shares" means, for each Beneficiary, the Shares Awarded Under Condition which have vested and been delivered in accordance with these Scheme Rules.

"Award Date" means, for each Beneficiary, the date on which the decision is taken by the Administrator to grant the Conditional Award to the relevant Beneficiary.

"Beneficiary" means any Employee or corporate officer (mandataire social) of a French Entity designated by the Administrator to receive a Conditional Award under this French Sub-Plan and “Beneficiaries” shall be construed accordingly.

"Company" shall have the meaning ascribed thereto in the Recitals.

"Conditional Award" means, for each Beneficiary, the right to receive the free Shares awarded to him or her by the Company in accordance with the decision taken by the Administrator, subject to satisfaction of the Continuous Presence Condition, to be notified to the Beneficiary in the Award Agreement.

"Continuous Presence Condition" shall have the meaning ascribed thereto in Article 3.1.1.1 below.

"Data Protection Laws" shall have the meaning ascribed thereto in Article 11.1 below.

"Early Leaver Situation" has the meaning ascribed thereto in Article 3.1.2.4 below.

"Final Award" means, for each Beneficiary, the delivery and transfer of title in all or part of the Shares Awarded Under Condition to the relevant Beneficiary in accordance with the provisions of Article 3 (Continuous Presence Condition), upon expiry of the Vesting Period.

"French Entity" shall have the meaning ascribed thereto in the Recitals.

"Holding Period" shall have the meaning ascribed thereto in Article 7.2.1 below.

"Plan" shall have the meaning ascribed thereto in the Recitals.

"Scheme" shall have the meaning ascribed thereto in the Recitals.

"Scheme Rules" shall have the meaning ascribed thereto in the Recitals.

“Share Capital Variation” shall have the meaning ascribed thereto in Article 6.1 below.

"Shares" means the ordinary shares (or any relevant class of common stock) in the share capital of the Company, as determined by the Administrator.

"Shares Awarded Under Condition" means the Shares which have been awarded under a Conditional Award.

“Tax Liability” shall have the meaning ascribed thereto in Article 8.2 below.

"Vesting Period" shall have the meaning ascribed thereto in Article 2.5.1 (Vesting Period term) below.

2.
TERMS AND CONDITIONS FOR CONDITIONAL AWARD
2.1
Decision to grant Conditional Award
2.1.1
The Administrator may, at any time, within the conditions set forth by the Plan, decide to grant to any Beneficiary a Conditional Award. The terms and conditions of such Conditional Award shall be set forth in these Scheme Rules and, to the extent not inconsistent herewith, the Plan.
2.1.2
No amount shall be paid by any Beneficiary for the grant of a Conditional Award. The Conditional Award constitutes a grant of free shares (attribution gratuite d'actions) within the meaning of articles L. 225-197-1 et seq. of the French Commercial Code.
2.1.3
No Conditional Award shall be granted to any Beneficiary who holds more than 10% of the Company's issued share capital on the Award Date or for whom the Conditional Award would result in an increase to their shareholding to more than 10% of the Company's issued share capital, in accordance with article L. 225-197-1 of the French Commercial Code.
2.1.4
The Awarded Shares may be either newly issued Shares or existing Shares of the Company, as determined by the Administrator in accordance with Section 9 of the Plan.
2.2
Eligibility

2.2.1
In order to be eligible, the person to whom the Conditional Award would be granted must be (i) an employee or corporate officer (mandataire social) referred to in II of article L. 225-197-1 of the French Commercial Code (i.e. the Chairman of the Board of Directors - président du conseil d’administration, the CEO - directeur général, deputy CEOs - directeurs généraux délégués, members of the managing board - membres du directoire, the president of a simplified joint stock company – président de société par actions simplifiée, or the statutory manager of a limited stock partnership – gérant de société en commandite par actions), as well as the directors and members of the supervisory board) of a French Entity, and (ii) designated as a Beneficiary by the Administrator on the Award Date.
2.2.2
On the Award Date, the Administrator will determine the identity of the Beneficiaries (or Beneficiary, as the case may be), in accordance with its powers under Section 4(c) of the Plan.
2.2.3
When a company listed on a regulated market allocates free shares to certain corporate officers of said company or its affiliates, Article L.22-10-60 of the French Commercial Code requires the implementation of a measure to improve the situation of employees, chosen from the following list:
▪
“1° The company shall, under the conditions provided for in Articles L. 225-197-1 to L. 225-197-5 and L. 22-10-59, grant free shares to all of its employees and at least 90% of all employees of its subsidiaries within the meaning of Article L. 233-1 and covered by Article L. 210-3;
▪
2° The company shall, under the conditions provided for in Articles L. 225-177 to L. 225-186 and L. 22-10-57, grant stock options to all of its employees and at least 90% of all employees of its subsidiaries within the meaning of Article L. 233-1 and covered by Article L. 210-3;
▪
3° A profit-sharing agreement within the meaning of Article L. 3312-2 of the French Labour Code, an exceptional profit-sharing agreement within the meaning of Article L. 3324-2 of the same code or a voluntary profit-sharing agreement within the meaning of Article L. 3323-6 of the same code is in force within the company and for the benefit of at least 90% of all the employees of its subsidiaries within the meaning of Article L. 233-1 and falling within the scope of Article L. 210-3 of this code. If, in the company or in its aforementioned subsidiaries, agreements are in force or were in force in respect of the previous financial year, the first allocation authorised by a general meeting after the date of publication of Law 2008-1258 of 3 December 2008 in favour of income from employment may only take place if the companies concerned modify the calculation methods of each of these agreements by means of an agreement or an amendment or pay a collective profit-sharing supplement within the meaning of Article L. 3314-10 of the Labour Code or a supplement to the special profit-sharing reserve within the meaning of Article L. 3324-9 of the same Code;
▪
4° All eligible employees of the company and at least 90% of all eligible employees of its subsidiaries within the meaning of Article L. 233-1 and covered by Article L. 210-3 benefit from a payment made under the conditions provided for in 1° of Article L. 3332-11 of the Labour Code.”

The scope of this legal obligation may be detailed as follows:

▪
“Subsidiaries within the meaning of Article L. 233-1 and covered by Article L. 210-3” are the direct subsidiaries (directly held at more than 50% of the capital) of the company granting the free shares, and whose registered office is located on French territory. Only the staff of the granting company and of these companies may benefit from the above-mentioned improvement measures of Article L.22-10-60 of the French Commercial Code.
▪
The corporate officers to whom the grant of free shares triggers these obligations are those mentioned in 2.2.1. above.
▪
The French Tax Authority doctrine states that this obligation must also be respected by foreign companies that award free shares to the corporate officers of their French or branches, but apply only to companies that are French Entities.
2.3
Notification of Conditional Award to, and acceptance by, Beneficiary
2.3.1
The Company shall notify the Beneficiary of the Conditional Award in the conditions set forth in the Plan.
2.4
Irrevocable undertaking

The Conditional Award is an irrevocable undertaking given by the Company in favour of each Beneficiary, provided that (i) the Beneficiary complies with the provisions of the Scheme Rules, and (ii) the condition set out in Article 3 (Continuous Presence Condition) below is met.

2.5
Vesting Period
2.5.1
Vesting Period term
2.5.1.1
The vesting period of the Shares Awarded Under Condition starts for each Beneficiary on the Award Date and expires on the first calendar day following the first anniversary of the Award Date (the "Vesting Period"), or such longer period as may be determined by the Administrator in the Award Agreement, in accordance with the provisions of Section 9(b) of the Plan. The Vesting Period shall comply with the minimum duration required under article L. 225-197-1 of the French Commercial Code.
2.5.2
Rights of Beneficiaries during the Vesting Period
2.5.2.1
Prior to expiry of the Vesting Period, the Beneficiaries shall not be shareholders of the Company and shall therefore not be entitled to any dividends which may be declared and paid and voting rights with respect to the Shares Awarded Under Condition.
2.5.2.2
The rights arising from the Conditional Award are specific to each Beneficiary. Save in the case of transmission by inheritance in the case of death of a Beneficiary, the Beneficiaries shall not transfer or assign, or create any charge or security interest over a Conditional Award (or any rights arising under it), in accordance with the restrictions set forth in Section 11 of the Plan.
2.5.2.3
Any transfer in breach of the provisions of this Article shall result in the Conditional Award lapsing, such that the Beneficiary that has committed the breach will lose their rights with respect to the Conditional Award.
3.
CONTINUOUS PRESENCE CONDITION
3.1
Continuous Presence Condition
3.1.1
Principle

3.1.1.1
In order to receive the Shares Awarded Under Condition at the time of their Final Award, a Beneficiary must remain, continuously and without interruption, an employee or corporate officer (mandataire social) of a French Entity from the Award Date until the expiry of the Vesting Period. This condition is referred to in these Scheme Rules as the "Continuous Presence Condition".
3.1.1.2
If at any time during the Vesting Period a Beneficiary ceases to meet the Continuous Presence Condition, the Conditional Award shall lapse, such that the person shall cease to qualify as a Beneficiary, shall no longer benefit from the provisions of the Scheme Rules and shall no longer be entitled to receive the Shares Awarded Under Condition at the time of their Final Award.
3.1.1.3
For the purposes of the Continuous Presence Condition, the lapsing of the Conditional Award shall be deemed to occur on the effective date of termination of the employment contract and/or corporate duties (i.e. the date at which the contractual relationship ends), regardless of the ground or reason for such termination.
3.1.1.4
For the avoidance of doubt, the provisions of the Plan regarding Termination of Service (including Sections 9(b) and 9(e) of the Plan) shall apply to the extent they are not inconsistent with the provisions of the Scheme Rules.
3.1.2
Exceptions to the Continuous Presence Condition
3.1.2.1
By way of exception to the above, any Beneficiary (or its successors and permitted assigns) shall retain all their rights to the Final Award in accordance with the terms of these Scheme Rules if during the Vesting Period such Beneficiary dies, in which case their successors or other permitted assigns shall have a period of six months from the date of death to request that the Shares Awarded Under Condition be delivered before expiry of the Vesting Period. The Shares Awarded Under Condition must then be delivered without delay to the deceased's successors or other permitted assigns, who will be free to dispose of them immediately, in accordance with article L. 225-197-3 of the French Commercial Code.
3.1.2.2
By way of exception to the above and only if this was allowed by the shareholders’ general meeting, any Beneficiary shall retain all their rights to the Final Award if during the Vesting Period such Beneficiary becomes disabled within the second or third categories of disability defined in article L. 341-4 of the French Code of Social Security. In such case, the Final Award shall take place immediately, and the Beneficiary will be free to dispose of the Awarded Shares immediately, in accordance with article L. 225-197-1 of the French Commercial Code.
3.1.2.3
In accordance with Section 9(b) of the Plan, the Administrator, may in its absolute discretion grant an additional, exceptional exemption to the Continuous Presence Condition on an individual basis, and shall consider the Continuous Presence Condition satisfied, such that the Conditional Award shall be deemed not to have lapsed before expiry of the Vesting Period.
3.1.2.4
The circumstances referred to in Articles 3.1.2.1 and 3.1.2.2 above are hereinafter referred to as an "Early Leaver Situation".
3.2
Lapse of Conditional Award

Save in the case of an Early Leaver Situation, if the Continuous Presence Condition is not satisfied then the Shares Awarded Under Condition shall not vest in favour of the Beneficiary and the Conditional Award (including all rights arising thereunder) shall automatically lapse. For the avoidance of doubt, upon such lapse, the Shares subject to the Conditional Award shall become available for future grant under the Plan in accordance with Section 3(b) of the Plan.

4.
DELIVERY OF THE AWARDED SHARES
4.1
The Awarded Shares shall either be new Shares allotted and issued by the Company and/or existing Shares, as determined by the Administrator. Neither Substitute Award nor cash settlement option may be awarded.
4.2
No later than the date on which the Vesting Period expires, the Administrator shall:
▪
consider and confirm the Beneficiary's compliance with the Continuous Presence Condition;
▪
assess the achievement of the Performance Goals or Performance Criteria set by the Administrator in accordance with Section 9(b), if any; and
▪
approve the delivery of Shares in settlement of the Conditional Award.
4.3
The Company shall deliver the Awarded Shares on the first working day following the end of the Vesting Period. Settlement shall only be made in Shares in accordance with Section 9(d) of the Plan.
4.4
The Company shall update its register of members to reflect the Beneficiary as a holder of Shares and shall arrange for such Shares to be recorded in the Beneficiary's account (whether through book-entry or the issuance of a share certificate).
4.5
Each Beneficiary shall be entitled to all the dividends and other distributions attaching to the Awarded Shares declared and paid as from the date of delivery of the Awarded Shares. Delivery of the Awarded Shares shall not entitle the Beneficiary to any rights that arose prior to the date on which such Beneficiary became entitled to legal and beneficial ownership of the Awarded Shares.
5.
CHARACTERISTICS OF THE AWARDED SHARES
5.1
Nature and class of the Awarded Shares
5.1.1
The Awarded Shares shall carry, with effect from the date on which they are delivered to the Beneficiary, all of the rights attaching to Shares of the same class. Awarded Shares shall rank equally in all respects with the other shares of the same class in issue at the date of delivery, except in relation to the restriction on disposal of the Awarded Shares during the Holding Period or any rights determined by reference to a date before the date of delivery.
5.2
Rights attaching to the Awarded Shares
5.2.1
The Awarded Shares shall be subject to the provisions of the articles of association of the Company and the Plan, and in particular any terms applicable to the relevant class of Shares.
5.2.2
Any Beneficiary of a Final Award may exercise the rights attaching to the Awarded Shares once delivered to them, subject to the restrictions set forth in Article 7 below and in the Plan.
6.
MAINTAINING BENEFICIARIES' RIGHTS ON VARIATION OF SHARE CAPITAL
6.1
This Article 6 applies where there is any variation of share capital (including a capitalisation issue, rights issue, consolidation, subdivision or reduction of capital) or an extraordinary distribution to shareholders of the Company (including a demerger or special dividend) (together, a "Share Capital Variation"), notwithstanding the provisions of Section 12 of the Plan which shall apply to any Conditional Award to the extent permissible under French law.

6.2
On the occurrence of any Share Capital Variation during the Vesting Period, the Administrator may, at its own discretion, determine whether it is fair and reasonable to adjust the terms of such Conditional Award in accordance with Section 12(a) of the Plan. If the Administrator determines that it is, the Administrator shall notably have all powers in order to ensure that the Share Capital Variation does not affect the Beneficiary's rights arising under the Conditional Award.
6.3
The sole purpose and effect of any adjustment made pursuant to a Share Capital Variation is to preserve the rights of each Beneficiary.
6.4
The Administrator shall inform each Beneficiary of the practical terms and conditions of any adjustment such Beneficiary benefited from and of its consequences on the Conditional Award within a reasonable time of any decision to make an adjustment.
6.5
As a result of any adjustment to the terms of a Conditional Award, a Beneficiary may no longer meet the conditions enabling them to benefit from the application of the favourable French tax and social security regimes. In such a case, the relevant Beneficiary will bear the consequences of this, and shall have no recourse against the Company or any French Entity.
6.6
In the event of a Change in Control (as defined in Section 2(g) of the Plan), the provisions of Section 12(b) of the Plan shall apply; it being specified that if there is an exchange of Conditional Awards without any balancing payment having been made to compensate for difference in value (sans soulte d'actions) resulting from an acquisition, the Vesting Period shall remain applicable to the rights to receive the exchanged shares and so it shall not be interrupted on the date of the exchange, in accordance with article L. 225-197-1, III of the French Commercial Code.
6.7
Adjustments cannot include a part in cash.
7.
AWARDED SHARES TREATMENT
7.1
Transferability of the Awarded Shares
7.1.1
Subject to (i) where applicable, the provisions governing the allocation of free shares to corporate officers provided for by article L. 225-197-1 II of the French Commercial Code; (ii) the provisions of Article 7.2 (Restrictions on transfer of the Awarded Shares – Holding Period) below; (iii) the articles of association of the Company and the Plan; and (iv) any agreement concluded between the Company and the Beneficiary in respect of the Awarded Shares from time to time, the Beneficiary may freely transfer the Awarded Shares.
7.2
Restrictions on transfer of the Awarded Shares – Holding Period
7.2.1
The Awarded Shares must be legally and beneficially owned by the Beneficiary for a period determined by the Administrator in the Award Agreement following the expiry of the Vesting Period, such that the combined duration of the Vesting Period and the Holding Period shall not be less than either a minimum 2-year vesting period; or a minimum 1-year vesting period followed by a minimum 1-year holding period, so that the minimum duration of either vesting period or vesting period plus holding period amounts to two years, in accordance with articles L. 225-197-1 et seq. of the French Commercial Code (the "Holding Period").
7.2.2
The Awarded Shares may not be transferred or disposed of, in any manner whatsoever, before the first business day following the expiry of the Holding Period.
7.2.3
Upon expiry of the Holding Period, the Awarded Shares may be freely transferred by the Beneficiary, subject to (i) the articles of association of the Company, (ii) the Plan and (iii) any agreement concluded between the Company and the Beneficiary in respect of the Awarded Shares from time to time.

7.2.4
For any period during which the Awarded Shares are subject to the Holding Period or any other transfer restrictions, the share certificates or book-entry records shall remain in the custody of the Company or its transfer agent, or be held in such other manner as the Administrator may otherwise determine in order to ensure compliance with the minimum holding periods under applicable French law.
8.
TAX AND SOCIAL REGIMES
8.1
It is the sole responsibility of each Beneficiary to comply with their tax obligations and to pay any social security contributions and taxes or any other amounts as may be payable. Tax and social security rules applicable to the grant of free shares differ depending on the country of residence of the Beneficiaries and each Beneficiary must seek advice on which tax and social treatment will be applicable to them in their country of residence in respect of the Conditional Award, the Final Award or the delivery of the Awarded Shares or by reason of the payment of a dividend, if any.
8.2
If the Company or the French Entity is required to pay taxes, employee social security contributions or any other similar charges, in the name and on behalf of the Beneficiary (and therefore excluding in particular any employer's charges) as a result of or in connection with the Conditional Award, the Final Award, or the delivery of the Awarded Shares ("Tax Liability"), the Beneficiary, by their acceptance of the grant of the Shares Awarded Under Condition, agrees that the Company may suspend the delivery of the Shares and/or prohibit their delivery until such Beneficiary has paid such amounts, or has made the necessary arrangements for their payment in conjunction, if applicable, with the Company or French Entity. The provisions of Section 13 of the Plan (Tax Withholding) shall apply to the extent they are not inconsistent with this Article 8.
8.3
By accepting the grant of the Shares Awarded Under Condition and the terms governing the Conditional Award as set out in these Scheme Rules, the Company, the French Entity and each other Subsidiary may satisfy the amount of any Tax Liability that it may be required to withhold and pay to the applicable tax authorities on behalf of the Beneficiary by one or more of the following means:
(a)
by deduction from the Beneficiary's employment compensation or other payment due to the Beneficiary at any time; and/or
(b)
by direct payment from the Beneficiary.
8.4
The Beneficiaries' attention is drawn to the fact that in the event of a change of tax residence and/or liability to a social security system between the date of the Conditional Award and the Final Award, the Beneficiary may be required to declare and/or contribute tax in different countries. Where applicable, the contributory obligations of the Beneficiary may be proportional to the length of the period during which he or she has been a tax resident in a country concerned.
9.
BINDING NATURE OF THE SCHEME RULES
9.1
These Scheme Rules are binding on the Company and the Beneficiaries.
9.2
Save as set out in Article 9.3 below, no changes may be made to these Scheme Rules which would affect the Beneficiaries' rights in relation to any Conditional Award or Final Award.

9.3
If:
(a)
existing legislation or regulations on free share awards is amended; or
(b)
legal, tax, accounting or social security legislation or regulations come into force following the adoption of these Scheme Rules, which have an adverse impact on the Company or its financial position or which increase the cost of any free share award for the Company, these Scheme Rules may be amended with the Administrator's approval, in accordance with Section 16 of the Plan (Amendment and Termination).

9.4
The Administrator shall determine any question of interpretation of the provisions of these Scheme Rules, if necessary and settle any dispute arising under these Scheme Rules, including determining whether anything is material. In these matters, the Administrator's decision shall be final, in accordance with Section 4(d) of the Plan.
9.5
In making any decision or determination, or exercising any discretion under these Scheme Rules, the Administrator shall act reasonably and in good faith.
10.
ADMINISTRATION
10.1
The Administrator shall administer these Scheme Rules in accordance with the powers conferred upon it under Section 4 of the Plan.
10.2
The cost of establishing and operating the Scheme shall be borne by the Company and/or the French Entities, as determined by the Administrator.
10.3
The Company shall not be obliged to provide Beneficiaries with copies of any materials sent to other holders of Shares in the Company, except as may be required by applicable law.
11.
DATA PROTECTION
11.1
The Company acknowledges that, by virtue of the provisions of French law on data protection, the General Data Protection Regulation (GDPR) 2016/679 and the regulations regarding personal data protection (all together, the "Data Protection Laws"), the personal data of the Beneficiaries may only be used or processed by the Company and/or any French Entity for the purpose for which such data has been obtained in compliance with the Data Protection Laws. The provisions of Section 22 of the Plan (Data Privacy) shall apply to the extent not inconsistent with this Article 11 and applicable Data Protection Laws.
11.2
The Beneficiaries authorize the collection, use and the transfer of their personal data, for the purposes and requirements of this French Sub-Plan and the Plan, to the extent that this collection, use and transfer are strictly necessary for the administration of their rights under this French Sub-Plan. Such data may be transferred to CoinShares PLC and its Subsidiaries, including any broker with whom the Shares may be deposited, for the purposes of implementing, administering and managing the Plan and the Scheme.
11.3
The Beneficiaries may exercise their rights under the Data Protection Laws and so may request the Company or French Entity to access, amend or erase their personal data or to limit or oppose the processing of personal data by written request to the Administrator.
11.4
The Company acknowledges that it, and the French Entities, has adopted the necessary technical and organisational measures to ensure proper processing of personal data.

12.
THIRD PARTY RIGHTS

No person who is not a party to a Conditional Award or Final Award shall have any rights under or in connection with it.

13.
GOVERNING LAW

The granting of the Shares Awarded Under Condition, the allotment and issue or transfer of the Awarded Shares, these Scheme Rules, and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes and claims) shall be governed by and construed in accordance with the law of Jersey.

14.
JURISDICTION

The courts of Jersey shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with the Scheme Rules or its subject matter or formation (including non-contractual disputes or claims).